EXHIBIT 99.1

Media Contact:
Marne Oberg
Analysts International Corporation
(952) 838-2867

Analysts International Corporation Names Randy Strobel
as Chief Financial Officer

MINNEAPOLIS, MN — August 12, 2008 — Analysts International Corporation (NASDAQ: ANLY), a diversified IT services company, today announced that Randy W. Strobel, Senior Vice President of Finance and Controller at Ceridian Corporation, will join its executive team as Chief Financial Officer, effective Monday, August 25, 2008. Strobel will report directly to Elmer Baldwin, President and CEO, and will be responsible for leading the Company’s finance department. Walter Michels, AIC’s interim CFO, will remain with the Company as its Controller and Assistant Treasurer.

“We are very pleased that Randy will be joining our team as Chief Financial Officer,” said Elmer Baldwin. “He has a proven track record as a finance executive with strong expertise in financial reporting and governance. Randy’s experience in helping improve the financial health of a business is expected to be an important asset to AIC as we continue our business transformation program. We look forward to his contributions as we reshape the Company.”

Strobel brings 20 years of financial experience to AIC and strong knowledge of both public accounting and the technology industry. Prior to his position at Ceridian Corporation, a $1.7 billion information services company, Strobel served as Vice President of Finance for Mesaba Aviation, Inc., a regional airline. He began his career in Audit and Business Advisory Services at Arthur Andersen, LLP, after graduating with a Bachelor’s of Science degree in accounting from St. Cloud State University.

About Analysts International Corporation

Headquartered in Minneapolis, MN, Analysts International Corporation (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, AIC provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly-skilled project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

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